Exhibit 99.1

INTRAWARE ANNOUNCES SECOND QUARTER FISCAL YEAR 2005 FINANCIAL RESULTS

Company Achieves Significant Organic Growth

ORINDA, Calif. - [September 21, 2004] – Intraware, Inc. (Nasdaq:ITRA), the provider of digital delivery services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits, today reported that it significantly grew the total annual contract value of its SubscribeNet customers during the second quarter by adding new customers and by increasing the contract value of some of its largest existing customers.

Revenues for the second quarter of fiscal year 2005 were $2.6 million compared to $2.8 million in the immediately preceding quarter.  Revenues for the year-earlier quarter were $2.5 million.  Revenues from total Online services and technology related to SubscribeNet services sales decreased from $2.2 million in the first quarter of fiscal year 2005 to $1.9 million in the second quarter.  This decrease is primarily the result of the company’s termination of its Strategic Alliance Agreement with Zomax Incorporated in May 2004.  Related party online services and technology revenues decreased from $0.5 million in the first quarter to slightly more than zero dollars in the second quarter of fiscal year 2005 as revenues associated with Intraware’s terminated agreement with Zomax Incorporated were eliminated.  Alliance and reimbursement revenues increased to $0.7 million in the second quarter of fiscal year 2005 from $0.6 million in the previous quarter.

Gross profit margins in the second quarter of fiscal year 2005 were 57%, compared to 65% gross profit margins in the immediately preceding quarter and 55% gross margins in the year-earlier quarter.  The decrease in gross profit margins is primarily attributable to lower revenues associated with the termination of Intraware’s Strategic Alliance Agreement with Zomax Incorporated.  Gross profit margins related to total Online services and technology revenues decreased from 75% in the first quarter of fiscal year 2005 to 63% in the second quarter, and gross profit margins related to Alliance and reimbursement revenues increased from 32% to 39% in the same time period.

Net loss was $(0.7) million for the second quarter of fiscal year 2005, compared to a net loss of $(0.1) million for the first quarter, and a net loss of $(1.0) million in the year-earlier quarter.  Second quarter fiscal year 2005 net loss per share was $(0.01), which is one cent lower than the net loss per share of the previous quarter but an improvement over the net loss per share of $(0.02) in the second quarter of fiscal year 2004.

Operating Highlights

Since the beginning of the second quarter of fiscal year 2005, Intraware has signed 22 SubscribeNet and professional services customer contracts.  The company has added four new SubscribeNet customers, including Bankers Systems, Inc.; renewed, extended, or provided additional technology solutions to eight existing SubscribeNet customers, including Mentor Graphics Corporation and Phoenix Technologies Ltd; and commenced ten professional services engagements.

Intraware’s SubscribeNet customer base currently consists of 45 customers.  Currently, the total annual contract value of the SubscribeNet customer base is $7.5 million, which represents an increase of approximately $0.9 million from the end of the first quarter of fiscal year 2005.  The second quarter represents one of the strongest quarterly gains in net contract value growth in the past three years.  Intraware defines total annual contract value as, on any given date, the aggregate minimum annual service fees paid or payable by Intraware’s customers for services the company has contracted to provide during the then-current annual terms of the customers’ respective contracts with the company.  Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

One of the reasons Intraware’s contract value growth was so strong in the second quarter is the value software developers receive with the SubscribeNet service.  This value has recently been increased through several important enhancements to the SubscribeNet technology.  During the second quarter, the product development team completed the Channel Manager Module, which offers order processing, management and fulfillment options to support a variety of channel partners (resellers, distributors and VARs) and channel fulfillment models, including communications and delivery in the channel partner’s brand.  This functionality optimizes channel order processing and drives increased channel revenues, while providing both channel and direct customers with a consistent product experience and all the benefits of electronic software delivery.  The SubscribeNet service was also enhanced to enable software developers to deliver a broader set of license types through SubscribeNet.  Finally, software developers now have greater flexibility and control over self management of the SubscribeNet service through more granular administrative user permissions.

Intraware also reported today that it has entered into an alliance agreement with one of the world's largest information technology companies.  Under the agreement, the information technology company will resell SubscribeNet as part of the bundle of services that it provides to software publishers.  This strategic relationship allows Intraware to expand and diversify its channel strategy with a highly respected and formidable technology provider.

“I am very pleased with the contract value growth in our SubscribeNet customer base during the second quarter.” stated Peter Jackson, Chairman, Chief Executive Officer and President.  “It is very rewarding to see our existing customers renew and expand their contracts with Intraware year after year as they gain increasingly greater returns on their investment by adding more of their customers to the service.  I believe that Intraware has established itself as a core part of many of our customers’ operations and I am looking forward to the opportunity to serve a growing base of customers in the coming quarters.  I am also very encouraged by our new relationship with our new channel partner, which I believe holds tremendous promise for both companies.”

Business Outlook

Intraware expects third quarter of fiscal year 2005 revenues to be $2.5 million to $2.8 million.  Net loss per share in the third quarter is expected to be $(0.01).

Conference Call and Web Cast Information

Management will host the quarterly conference call to discuss second quarter results on September 21, 2004 beginning at 5:00 pm Eastern Standard Time.  A live broadcast of the conference call may be heard by dialing 719-457-2698 and entering confirmation code 876964, or via webcast at http://www.intraware.com/company/investors/conference_calls.html.  For those unable to participate in the live call, a replay will be available for three months starting at 8:00 pm Eastern Standard Time on September 21, 2004, and can be accessed by dialing 719-457-0820 and entering confirmation code 876964.

About Intraware, Inc.

Intraware, Inc. is the provider of digital delivery services that enable technology companies to manage complex customer entitlements, enhance visibility of customer activity and accelerate profits. The Intraware SubscribeNet® service (patent pending) is a Web-based delivery and support solution that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their global customer bases. Intraware’s digital delivery and management solutions power business-to-business technology providers including: Progress Software Inc., Business Objects SA, Documentum Inc., PeopleSoft Inc., RSA Security, Inc. and McKesson. Intraware is headquartered in Orinda, California and can be reached at 888-797-9773 or http://www.intraware.com.

Forward Looking Statements

The statements in this news release that the total annual contract value of the SubscribeNet customer base is currently $7.5 million; that Intraware will have the opportunity to serve a growing base of customers in the coming quarters; that Intraware’s relationship with its new channel partner holds tremendous promise for both companies; that the company expects first quarter revenues to be $2.5 million to $2.8 million; that net loss per share in the first quarter is expected to be $(0.01); and other statements in this release which are not historical facts, may be deemed to be forward-looking statements involving a number of risk factors and uncertainties. Factors that could cause actual results to differ materially from those anticipated in this news release include lower than expected Alliance and reimbursement revenues due to softening demand for Sun Java System and Sun ONE software products; the concentration of a substantial portion of Intraware’s revenues in a small number of customers, which could make Intraware’s revenues vulnerable to unexpected cancellations due to mergers or other factors; the company’s failure to achieve or maintain profitability in future quarters due to lower than expected revenues or higher than expected expenses; any reduction in corporate technology spending due to terrorism, geopolitical events or macroeconomic factors; any less-than-expected success by Intraware's new channel partner in selling the SubcribeNet service to its customers and prospective customers; any failure by customers to pay service fees owed to Intraware under their respective contracts with the company; an inability by the company to reduce operating costs quickly enough to offset any unexpected weakness in sales; and the introduction or aggressive marketing of competitive services and products by other companies.  Further information on potential factors that could affect Intraware’s financial results is included in Intraware’s Form 10-K for the 2004 fiscal year filed with the Securities and Exchange Commission (SEC) on May 5, 2004.  Copies of this and other Intraware filings with the SEC are available from Intraware without charge or online at http://www.intraware.com.

© 2004 Intraware, Inc.  Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein are the trademarks of their respective owners.

INTRAWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended		For the six months ended
	August 31, 2004	August 31, 2003	August 31, 2004	August 31, 2003

Revenues:
Online services and technology	$1,900	$1,520	$3,595	$3,240
Alliance and reimbursement	690	802	1,266	1,664
Related party online services and technology	4	115	538	232
Software product sales	—	88	42	202
Total revenues	2,594	2,525	5,441	5,338
Cost of revenues:
Online services and technology	699	636	1,266	1,259
Alliance and reimbursement	421	422	812	912
Software product sales	—	67	37	167
Total cost of revenues	1,120	1,125	2,115	2,338
Gross profit	1,474	1,400	3,326	3,000
Operating expenses:
Sales and marketing	822	695	1,574	1,464
Product development	409	757	812	1,676
General and administrative	902	891	1,691	1,657
Total operating expenses	2,133	2,343	4,077	4,797
Loss from operations	(659)	(943)	(751)	(1,797)
Interest expense	(32)	(61)	(61)	(130)
Interest and other income and expenses, net	32	12	48	26
Net loss	$(659)	$(992)	$(764)	$(1,901)
Basic and diluted net loss per share	$(0.01)	$(0.02)	$(0.01)	$(0.04)
Weighted average shares - basic and diluted	60,119	53,526	59,869	52,864

INTRAWARE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	August 31, 2004	February 29, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,944	$11,804
Accounts receivable, net	1,210	1,462
Costs of deferred revenue and prepaid licenses and services	261	214
Other current assets	409	317
Total current assets	12,824	13,797
Cost of deferred revenue, less current portion	71	43
Property and equipment, net	897	897
Other assets, less current portion	48	33
Total assets	$13,840	$14,770

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,162	$1,034
Accounts payable	534	577
Accrued expenses	803	928
Deferred revenue	2,060	2,035
Related party deferred revenue	10	648
Total current liabilities	4,569	5,222
Deferred revenue, less current portion	289	295
Notes payable, less current portion	264	766
Total liabilities	5,122	6,283
Contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 552 at August 31 and February 29, 2004 (aggregate liquidation preference of $1,000 at August 31 and February 29, 2004)	897	897
Total redeemable convertible preferred stock	897	897
Stockholders’ equity:
Common stock; $0.0001 par value; 250,000 shares authorized; 60,302 and 59,504 shares issued and outstanding at August 31 and February 29, 2004, respectively	6	6
Additional paid-in-capital	163,038	162,043
Accumulated deficit	(155,223)	(154,459)
Total stockholders’ equity	7,821	7,590
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$13,840	$14,770

For More Information Contact:

Roman Reznicek

Intraware, Inc.

925-253-4545

ir@intraware.com